Exhibit 10.2

To: Imperial Capital, LLC and I-Bankers Securities, Inc.

Re: Forfeiture of Private Placement Warrants and PubCo Class A Common Stock; Reduction of Deferred Discount

August 12, 2022

Ladies and Gentlemen:

Reference is made to that certain: (i) Underwriting Agreement (the “UWA”), dated as of August 12, 2021, by and between CENAQ Energy Corp., a Delaware corporation (“PubCo”), and Imperial Capital, LLC (“Imperial”), as representative of the several underwriters including I-Bankers Securities, Inc. (“I-Bankers”, together with Imperial, the “Underwriters”, and each, an “Underwriter”), (ii) Underwriters Warrants Purchase Agreement (the “UWPA”), dated as of August 17, 2021, by and between PubCo and Imperial, as representative of several underwriters including I-Bankers, and (iii) Business Combination Agreement (as the same may be amended, supplemented or modified, the “BCA”), dated as of the date hereof, by and among, Bluescape Clean Fuels Intermediate Holdings, LLC, a Delaware limited liability company (the “Company”), Bluescape Clean Fuels Holdings, LLC, a Delaware limited liability company (“Holdings”), Verde Clean Fuels OpCo, LLC, a Delaware limited liability company (“OpCo”), PubCo, and, solely with respect to Section 6.18 therein, CENAQ Sponsor LLC, a Delaware limited liability company. This letter agreement (this “Letter Agreement”) is being entered into and delivered by PubCo, Imperial, I-Bankers, the Company and Holdings. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereby agrees as follows:

1.	Imperial represents and warrants to Holdings and the Company that Imperial holds 156,543 shares (the “Imperial Class A Common Stock”) of PubCo Class A Common Stock, as of the date hereof. Imperial further represents and warrants to Holdings and the Company that, as of the date hereof, it owns 1,423,125 private placement warrants (the “Imperial Private Placement Warrants”), each such warrant exercisable to purchase one share of PubCo Class A Common Stock (collectively with the Imperial Class A Common Stock, the “Imperial Common Stock”).

2.	I-Bankers represents and warrants to Holdings and the Company that I-Bankers holds 33,207 shares (the “I-Bankers Class A Common Stock”) of PubCo Class A Common Stock, as of the date hereof. I-Bankers further represents and warrants to Holdings that, as of the date hereof, it owns 301,875 private placement warrants (the “I-Bankers Private Placement Warrants”, collectively with the Imperial Private Placement Warrants, the “Private Placement Warrants”), each such warrant exercisable to purchase one share of Class A Common Stock (collectively with the I-Bankers Class A Common Stock, the “I-Bankers Securities” and, together with the Imperial Common Stock, the “PubCo Securities”).

3.	Upon and subject to the Closing, 100% of the Imperial Class A Common Stock and 100% of the Imperial Private Placement Warrants shall be forfeited by Imperial for no consideration as a contribution to the capital of PubCo and immediately cancelled.

4.	Upon and subject to the Closing, 100% of the I-Bankers Class A Common Stock and 100% of the I-Bankers Private Placement Warrants shall be forfeited by I-Bankers for no consideration as a contribution to the capital of PubCo and immediately cancelled.

5.	Imperial and I-Bankers hereby agree that Section 2 of the UWA is hereby amended by reducing the Deferred Discount (as defined in the UWA) to $4,312,500.

6.	The terms and provisions of this Letter Agreement may be modified or amended only with the written approval of the parties hereto.

7.	Each Underwriter acknowledges that it has read the BCA and this Letter Agreement and has had the opportunity to consult with its tax and legal advisors.

8.	Subject to the terms and conditions of this Letter Agreement, each Underwriter agree to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to consummate and make effective the transactions contemplated by this Letter Agreement.

9.	Each Underwriter represents and warrants to PubCo, Holdings, and the Company as follows:

(a)	Such Underwriter has all necessary power and authority to execute and deliver this Letter Agreement and to perform such Underwriter’s obligations hereunder. The execution and delivery of this Letter Agreement by such Underwriter has been duly and validly authorized and no other action on the part of such Underwriter is necessary to authorize this Letter Agreement. This Letter Agreement has been duly and validly executed and delivered by such Underwriter and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such Underwriter, enforceable against such Underwriter in accordance with its terms, subject to the Remedies Exceptions.

(b)	As of the date hereof, such Underwriter holds such Underwriter’s PubCo Securities, as applicable, free and clear of any and all Liens, other than those (i) created by this Letter Agreement and the SPAC Organizational Documents or (ii) arising under applicable securities Laws. Each Underwriter has and will have until the earlier of the Closing and the valid termination of the BCA pursuant to Article VIII thereof, sole voting power, power of disposition and power to issue instructions with respect to the PubCo Securities held by such Underwriter in accordance with this Letter Agreement and power to agree to all of the matters applicable to such Underwriter set forth in this Letter Agreement.

(c)	The execution and delivery of this Letter Agreement by such Underwriter does not, and the performance of this Letter Agreement by such Underwriter will not: (i) conflict with or violate any Law applicable to such Underwriter, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, articles of association, operating agreement or similar formation or governing documents and instruments of such Underwriter, as applicable, or (iii) result in any breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the PubCo Securities owned by such Underwriter, as applicable, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument (whether written or oral) to which such Underwriter is a party or by which such Underwriter is bound, except, in the case of clause (i) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to materially impair the ability of such Underwriter to perform such Underwriter’s obligations hereunder or to consummate the transactions contemplated hereby.

(d)	The execution and delivery of this Letter Agreement by such Underwriter does not, and the performance of this Letter Agreement by such Underwriter will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority or any other Person.

(e)	As of the date hereof, there is no material Action pending or, to the knowledge of such Underwriter (after reasonable inquiry), threatened against such Underwriter, which, individually or in the aggregate, would reasonably be expected to materially impair the ability of such Underwriter to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f)	Except for this Letter Agreement, such Underwriter has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to the PubCo Securities held by such Underwriter, as applicable, (ii) granted any proxy, consent or power of attorney with respect to the PubCo Securities held by such Underwriter, as applicable, (other than as contemplated by this Letter Agreement), or (iii) entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Underwriter from satisfying its obligations pursuant to this Letter Agreement.

(g)	Such Underwriter understands and acknowledges that PubCo, Holdings and the Company are entering into the BCA in reliance upon the execution and delivery of this Letter Agreement by such Underwriter.

10.	During the period commencing on the date hereof and ending on the earlier of the Closing and the valid termination of the BCA pursuant to Article VIII thereof, each of Imperial and I-Bankers agrees not to Transfer any of the PubCo Securities. For purposes of this Letter Agreement, “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of an security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

11.	This Letter Agreement, together with the BCA to the extent referenced herein, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, relating to the subject matter hereof. In the event of any conflict between the terms of the UWA and UWPA, on the one hand, and the terms of this Letter Agreement, on the other hand, the terms of this Letter Agreement shall govern.

12.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto, and any purported assignment in violation of the foregoing shall be null and void ab initio. This Letter Agreement shall be binding on the parties hereto and their respective successors and assigns.

13.	This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the BCA. In the event of any conflict between the terms of this Letter Agreement and the BCA, the terms of the BCA shall govern. The provisions set forth in Sections 8.05 (Waiver), 9.03 (Severability), 9.06 (Governing Law), 9.07 (Waiver of Jury Trial), 9.09 (Counterparts) and 9.10 (Specific Performance) of the BCA, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement, mutatis mutandis.

14.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in Section 9.01 (Notices) of the BCA, with (a) notices to PubCo, Holdings and the Company being sent to the addresses set forth therein, in each case with all copies as required thereunder, (b) notices to the Underwriters being sent to the address set forth on the signature page for such Underwriter to this Letter Agreement.

15.	This Letter Agreement shall terminate, and have no further force and effect, if the BCA is terminated in accordance with its terms prior to the Closing.

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Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

Very truly yours,

CENAQ Energy Corp.

By:	/s/ J. Russell Porter
Name:	J. Russell Porter
Title:	Chief Executive Officer

[Signature Page to Letter Agreement]

Acknowledged and agreed
as of the date of this Letter Agreement:

UNDERWRITERS

Imperial Capital, LLC

By:	/s/ Christopher Shepard
Name:	Christopher Shepard
Title:	EVP, Co-Head of Investment Banking

Address:
Imperial Capital, LLC
10100 Santa Monica Boulevard, Suite 2400
Los Angeles, California 90067

I-Bankers Securities, Inc.

By:	/s/ Shelley Leonard
Name:	Shelley Leonard
Title:	President

Address:

2500 N. Military Trail

Ste. 160A

Boca Raton, FL 33401

[Signature Page to Letter Agreement]

THE COMPANY

BLUESCAPE CLEAN FUELS INTERMEDIATE HOLDINGS, LLC

By:	/s/ Ernest B. Miller
Name:	Ernest B. Miller
Title:	Chief Executive Officer

Address:

Bluescape Clean Fuels Intermediate Holdings, LLC
200 Crescent Court, Suite 1900
Dallas, TX 75201

HOLDINGS

BLUESCAPE CLEAN FUELS HOLDINGS, LLC

By:	/s/ Ernest B. Miller
Name:	Ernest B. Miller
Title:	Chief Executive Officer

Address:

Bluescape Clean Fuels Holdings, LLC
200 Crescent Court, Suite 1900
Dallas, TX 75201

[Signature Page to Letter Agreement]